Registration No. 333-180317

As filed with the Securities and Exchange Commission on May 22, 2013.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Post-Effective Amendment No. 1
on Form S-1
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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MVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

West Virginia (State or jurisdiction of incorporation or organization)	20-0034461 (I.R.S. Employer Identification Number)

301 Virginia Avenue

Fairmont, West Virginia 26554-2777

(304) 363-4800

(Address, including zip code, and telephone number,

Including area code, of registrant’s principal executive offices)

COPIES TO:

Larry F. Mazza	Laurence S. Lese, Esq.
President and Chief Executive Officer	Duane Morris LLP
MVB Financial Corp.	505 9th Street, N.W.
301 Virginia Avenue	Suite 1000
Fairmont, West Virginia 26554-2777	Washington, D.C. 20004-2166
(304) 363-4800	(202) 776-7815
(304) 366-8600 (Fax)

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Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

PROSPECTUS

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MVB Financial Corp.
301 Virginia Avenue
Fairmont, West Virginia 26554-2777
(304) 363-4800

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500,000 Shares of Common Stock

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
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We are offering to our shareholders of record the opportunity to purchase shares of MVB Financial Corp. common stock through our Dividend Reinvestment and Stock Purchase Plan. If you elect to participate in the Plan, you may have the following investment options:

•	Full Dividend Reinvestment – Under this option, the Plan Agent reinvests all cash dividends on all shares of MVB common stock registered in the shareholder’s name and on all shares credited to the shareholder’s account under the Plan and permits the shareholder to make optional cash payments for the purchase of additional shares in accordance with the Plan.
•	Partial Dividend Reinvestment – Under this option, the shareholder directs the Plan Agent to reinvest the cash dividends on less than all of the shares of MVB common stock registered in the shareholder’s name and may make optional cash payments for the purchase of additional shares in accordance with the Plan. Shareholders selecting this option must specify the number of shares of stock on which he, she or it would like to reinvest dividends. Cash dividends on the remaining shares will be paid in accordance with MVB’s normal practices. Dividends on all shares held in the Plan must be reinvested.
•	Optional Cash Payments – Under this option, the shareholder directs the Plan Agent to purchase additional shares in accordance with the Plan. The dividends on all shares held in the Plan will be reinvested.

To participate in the Plan, you must complete, sign and mail an enrollment form to Registrar and Transfer Company, Dividend Reinvestment Department, PO Box 664, Cranford, New Jersey 07016. Shareholders who do not wish to participate in the Plan will continue to receive checks for their cash dividends, as declared.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of MVB Financial Corp. common stock are not savings accounts, deposits or other bank obligations, and neither the FDIC nor any other governmental agency insures these securities.

The date of this Prospectus is _________, 2013.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

MVB FINANCIAL CORP.	1

DESCRIPTION OF THE PLAN	2
Purpose	2
Advantages and Disadvantages	3
Administration	3
Participation	3
Purchases	6
Reports to Participants	7
Dividends on Fractional Shares	8
Certificates for Shares	8
Sale, Transfer and Pledging of Shares	8
Terminating Participation	9
Other Information	9

USE OF PROCEEDS	12

DESCRIPTION OF COMMON STOCK	12
General Rights	12
Dividends and Dividend Rights	12
Voting Rights	12
Preemptive Rights	13
Indemnification	13
Antitakeover Provisions	13
Advantages of MVB Financial’s Antitakeover Provisions	14
Disadvantages of MVB Financial’s Antitakeover Provisions	14

WHERE YOU CAN FIND ADDITIONAL INFORMATION	15
Available Information	15
Incorporation by Reference	15
Forward-Looking Statements	16

LEGAL MATTERS	16

EXPERTS	16

No person may give any information or make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made hereunder. Prospective investors may only rely on the information contained in this Prospectus. This Prospectus is neither an offer to sell nor a solicitation of an offer to buy securities by anyone in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock offered in connection with our Dividend Reinvestment and Stock Purchase Plan. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or similar references means MVB Financial Corp., and its subsidiaries, and all references in this prospectus to “stock,” “common stock,” “our stock” or “your stock” refer to our common stock.

MVB FINANCIAL CORP.

MVB Financial Corp. (the “Company”) was formed on January 1, 2004 as a bank holding company and effective December 2012 elected to become a financial holding company. The Company features multiple subsidiaries and affiliated businesses.

MVB Bank, Inc. (the “Bank”) was formed on October 30, 1997 and chartered under the laws of the state of West Virginia. The Bank commenced operations on January 4, 1999. During the fourth quarter of 2004, the Company formed two second-tier holding companies MVB Marion, Inc. and MVB Harrison, Inc., which have since been merged to form MVB-Central, Inc. to manage the banking operations of the Bank in these specific north-central West Virginia markets. In August 2005, the Bank opened a full service office in neighboring Harrison County. During October 2005, the Bank purchased a branch office in Jefferson County, situated in West Virginia’s eastern panhandle. In 2006, the Company formed another second-tier holding company, MVB-East, Inc. to manage the banking operations of the Bank in the Jefferson and Berkeley county markets. During the third quarter of 2007, the Bank opened a full service office in the Martinsburg area of Berkeley County. In the second quarter of 2011, the Bank opened a banking facility in the Cheat Lake area of Monongalia County. The Bank opened its second Harrison County location, the downtown Clarksburg office in the historic Empire building, during the fourth quarter of 2012. In the first quarter of 2013, the Bank opened its second Monongalia County location in the Sabraton area of Morgantown. Currently, the Company operates eight Bank offices in West Virginia.

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During the fourth quarter of 2012, the Bank acquired Potomac Mortgage Group (“PMG”), a mortgage company in the Northern Virginia area, and a fifty percent (50%) interest in a mortgage services company, Lender Service Provider, LLC. The PMG acquisition gives the Company and the Bank the opportunity to make the mortgage banking operation a much more significant line of business to further diversify its net income stream.

The Bank has a wholly-owned subsidiary, MVB Insurance, LLC, formed in 2000 and reinstated in 2005, which offers select insurance products such as title insurance, individual insurance, and casualty insurance.

The Company’s business activities are currently community banking and with the addition of PMG, mortgage banking. As a community banking entity, the Bank offers its customers a full range of products through various delivery channels, including checking accounts, NOW accounts, money market and savings accounts, time certificates of deposit, commercial, installment, commercial real estate and residential real estate mortgage loans, debit cards, and safe deposit rental facilities. Services are provided through our walk-in offices, automated teller machines (“ATMs”), drive-in facilities, and internet and telephone banking. Additionally, the Bank offers non-deposit investment products through an association with a broker-dealer, and also offers correspondent lending services to assist other community banks in offering longer term fixed rate loan products that may be sold into the secondary market.

The Company’s principal executive offices are located at 301 Virginia Avenue, Fairmont, West Virginia 26554-2777, and its telephone number is (304) 363-4800. The Company maintains a website at the following address: (http://www.mvbbanking.com). The Company makes available on or through its Internet website certain reports and amendments to those reports that the Company files with or furnishes to the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These include the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company makes this information available on its website free of charge as soon as reasonably practicable after the Company electronically files the information with, or furnishes it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed below under the heading “Incorporation by Reference.”

DESCRIPTION OF THE PLAN

Provided below is a description of our Dividend Reinvestment and Stock Purchase Plan, which was adopted by MVB’s Board of Directors on February 21, 2012.

Purpose

1.	What is the Purpose of the Plan?

The purpose of the Plan is to provide shareholders of record of our common stock with a convenient and economical opportunity to reinvest some or all of their cash dividends and make optional cash payments to purchase additional shares of common stock, without payment of any brokerage commission or Plan charge.

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At our discretion, we can direct Registrar and Transfer Company (the “Plan Agent”) to purchase the additional shares directly from us, using either originally issued or treasury shares, or we can direct the Plan Agent to purchase the additional shares in the open market. If we issue new shares of stock or treasury shares instead of purchasing shares in the open market, we will receive new equity capital funds which we will use for general corporate purposes.

Advantages and Disadvantages

2.	What are the Advantages and Disadvantages of the Plan?

You may automatically reinvest some or all of the cash dividends on your shares of common stock in additional shares of MVB. You are not required to pay any brokerage commissions or Plan charges in connection with your purchases under the Plan. The Plan permits fractional shares, as well as whole shares, to be credited to your account. You can avoid the inconvenience and expense of safekeeping certificates for shares credited to your account under the Plan because Registrar and Transfer Company will do so for you. The Plan Agent also offers safekeeping of other registered shares of our common stock in addition to the shares credited to your account under the Plan. You will receive statements reflecting all current activity in your account, which will simplify your record keeping.

In general, a participant in the Plan has the same Federal and state income tax obligations with respect to dividends credited to his or her account under the Plan as other holders of shares of common stock who elect to receive cash dividends directly. A participant is treated for income tax purposes as having received, on the dividend date, a dividend in the amount equal to the “value” of the shares of common stock credited to his or her account under the Plan, even though that amount was not actually received by the participant in cash, but, instead, was applied to the purchase of additional shares for his or her account.

Administration

3.	Who Administers the Plan?

Registrar and Transfer Company will administer the Plan, keep records, send you statements of account and perform other duties relating to the Plan. The Plan Agent will hold in safekeeping certificates for shares purchased for you under the Plan until termination of your participation in the Plan or until the Plan Agent receives your request for withdrawal of a portion of your shares. MVB and the Plan Agent may adopt such procedures as we, in our sole discretion, deem reasonable to facilitate administration of the Plan to ensure compliance with any regulatory changes. The Plan Agent also acts as Transfer Agent for our stock.

Participation

4.	Who is Eligible to Participate?

If you are a holder of record of MVB stock, you are eligible to participate in the Plan. If you do not wish to participate in the Plan, you will receive cash dividends, as declared and paid, by check, wire transfer, or other payment mechanisms.

Beneficial owners of our common stock may participate in two ways. A beneficial owner may participate directly by becoming a record owner by having one or more shares of our common stock transferred into the beneficial owner’s name from that of the broker, bank or other nominee holding shares on behalf of the beneficial owner. Alternatively, a beneficial owner may seek to arrange with the beneficial owner’s broker, bank or other nominee to participate in the Plan on the beneficial owner’s behalf.

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The right to participate in the Plan is not transferable to another person apart from a transfer of a participant’s shares of common stock of MVB. Stockholders who reside in jurisdictions in which it is unlawful for a stockholder to participate in the Plan, or in which MVB determines in its sole discretion that causing the Plan to comply with state law requirements would be onerous, are not eligible to participate in the Plan

5.	How Do I Participate?

If you are a holder of record of our common stock, you may join the Plan at any time by completing, signing and mailing an enrollment form to the Plan Agent. The enrollment form and a return envelope is provided for this purpose. An enrollment form may also be obtained either by:

•	Calling the Plan Agent toll free at 1-800-368-5948;
•	Sending a written request to the Plan Agent in the manner indicated in response to Question 6; or
•	Enrolling at www.rtco.com.

If the Plan Agent receives a completed enrollment form at least five (5) business days but not more than thirty (30) business days prior to any record date for a dividend payment, you will be accepted into the Plan and your dividends will be reinvested for that dividend payment date. If the Plan Agent receives the signed enrollment form after such date, you may not be eligible to participate in the Plan for the dividend at that date, but your participation in the Plan will commence with the following dividend payment date. Dividend payment dates are anticipated to be the 15th of June and December. Record dates ordinarily are fifteen (15) business days prior to a dividend payment date.

The Plan represents a change in MVB’s dividend policy from annual dividends to semi-annual dividends. The Plan does not represent a guarantee of future dividends. The payment of dividends will always be subject to the discretion of our Board of Directors and will depend upon earnings, financial requirements, governmental regulations and other factors.

6.	Where Should I Direct Correspondence Regarding the Plan?

All correspondence concerning the Plan should be addressed to:

Registrar and Transfer Company

Dividend Reinvestment Department

P.O. Box 664

Cranford, NJ 07016

You may also contact Registrar and Transfer Company by phone as follows:

Telephone: 1-800-368-5948

between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday.

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If you are sending certificates in for safekeeping, send the certificates along with a letter of instruction to the address listed above. We recommend you use Registered Mail.

Any notice, statement, or report which is required or permitted to be given to you by MVB or the Plan Agent will be in writing and deemed to be made when mailed to you at the most recent address provided by you to the Plan Agent.

7.	What Does the Enrollment Form Provide?

The Enrollment Form appoints and authorizes the Plan Agent to reinvest all or a portion of your cash dividends on shares of stock registered in your name. Please note that cash dividends on whole and fractional shares held in the Plan are automatically reinvested regardless of which investment option is selected.

The Enrollment Form enables you to purchase additional shares of MVB common stock by choosing one of the following investment options:

•	Full Dividend Reinvestment – Directs the Plan Agent to reinvest the cash dividends on all shares of MVB common stock registered in your name and on all shares credited to your account under the Plan, and permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.
•	Partial Dividend Reinvestment – Directs the Plan Agent to reinvest the cash dividends on less than all of the shares of MVB common stock registered in your name and permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan. If you select this option, you must specify the number of shares of stock on which you would like to reinvest your dividends. You will be sent a check for the dividends on the remaining shares registered in your name. The dividends on all stock held in the Plan will be reinvested. The dividends from at least 10% of the shares owned by you must be reinvested in order to qualify for partial reinvestment.
•	Optional Cash Payments – Directs the Plan Agent to purchase additional shares in accordance with the Plan. The dividends on all shares held in the Plan will be reinvested.

The Plan Agent will apply the cash dividends to the purchase of additional common stock.

8.	May Additional Cash Amounts be Contributed to the Plan to Purchase Shares of MVB Stock?

Yes, you may send cash to the Plan Agent for investment in additional shares of common stock. The Plan Agent should receive optional cash purchases, at least five (5) business days but not more than thirty (30) business days prior to an investment date. Funds not received within this time frame will be returned to you without interest. Optional cash payments will be invested only semi-annually. You may make an optional cash purchase as follows:

•	By sending a personal check, drawn from a U.S. bank in U.S. currency payable to Registrar and Transfer Company with the Enrollment Form; or
•	After you have joined the Plan, through the use of the detachable stub, which will be attached to each statement of account you receive.

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You may not make any single optional cash payment of less than Fifty Dollars ($50.00) or aggregate optional payments that exceed Fifty Thousand Dollars ($50,000.00) during any semi-annual period. Amounts less than Fifty Dollars ($50.00) singly or in excess of Fifty Thousand Dollars ($50,000.00) for the semi-annual period will be refunded to you without interest. For purposes of determining the Fifty Thousand Dollar ($50,000.00) limitation, all Plan accounts deemed by us to be under common control or management will be aggregated.

You have no obligation to make any optional cash payments.

If the Plan Agent does not receive a payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Plan Agent will immediately remove from your account any shares purchased in anticipation of receiving such funds. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Agent may sell additional shares from your account as necessary to satisfy the uncollected balance.

In addition, a “Returned Funds” fee of Twenty Five Dollars ($25.00) will be charged. The Plan Agent may place a hold on your account until the “Returned Funds” fee is received from you, or may sell shares from your account to satisfy any uncollected amounts.

9.	How May I Change Options Under the Plan?

You may obtain information about changing investment options by contacting the Plan Agent. The toll free telephone number is 1-800-368-5948. You must complete, sign and mail a new Enrollment Form to the Plan Agent. Any such change must be received by the Plan Agent at least five (5) business days prior to any record date in order to ensure that your option is changed for that dividend payment (see also Question 7).

Purchases

10.	How Are Shares of Common Stock Acquired Under the Plan?

The Plan Agent uses reinvested dividends to acquire shares of common stock for you. We may, at our discretion, direct the Plan Agent to (1) purchase treasury shares or newly issued shares from us, or (2) purchase shares in open-market transactions.

Our common stock is not currently listed on any market.

11.	When Will Shares Be Purchased Under the Plan?

Purchases of common stock made with reinvested dividends or using optional cash purchases will be made semi-annually during the 30-day period beginning with the dividend payment date, or the Investment Date. All optional cash payments must be received at least five (5) business days but not more than thirty (30) business days prior to the Investment Date, with purchases made on a semi-annual basis. If declared, dividends it is anticipated that dividends will be paid on June 15 and December 15 of each year, with a record date of May 31 and November 30, respectively. If the record or payment date is on a holiday, then the next business day will be used. If dividends cannot be invested during this period, such funds will be forwarded to you. You will not be paid interest on such funds forwarded to you. The first reinvestment of your cash dividends will coincide with the dividend payment date following the Plan Agent’s timely receipt of your completed enrollment form in the manner indicated in response to Question 5.

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12.	What Will Be the Price of Shares Purchased Under the Plan?

At our sole discretion, stock purchased under the Plan may be purchased through open market purchases or as “original issue” stock directly from MVB’s authorized and unissued stock. If the dividend reinvestment shares are acquired through open market purchases, the price per share will be the weighted average cost of all market transactions with reinvested dividends during that investment period. If we direct the Plan Agent to purchase newly issued or treasury shares with your dividends for reinvestment, the price per share will be the fair market value of a share of common stock to be determined by an independent third party consulting firm on a semi-annual basis. Because MVB’s stock does not trade on an exchange or over-the-counter, it has retained an independent third party consulting firm to provide a semi-annual valuation of its stock for the Plan. This valuation will be based primarily on the stock trading multiples of a group of comparable banks. As no other bank is exactly similar to MVB, choosing a comparable group is a very subjective process. Comparable banks will be chosen based on having performance, financial characteristics and geography similar to MVB; however, because of MVB’s location and size there are a very limited number of comparable banks. Thus, it will be necessary to include comparable banks from a reasonably wide geographic area with varying levels of assets and stock liquidity. The primary determination of value will be based on the price times earnings and/or price as a percent of tangible book value, as appropriate, with other methods of valuation, such as but not limited to, price as a percent of assets, discounted cash flows, known trades, previous stock offerings and conversations with executive management, used as secondary sources.

Please note that you will not be able to instruct the Plan Agent to purchase shares at a specific time or at a specific price.

13.	How Many Shares Will Be Purchased for Me?

Your account will be credited with the number of shares (including fractional shares) equal to the total amount to be invested, divided by the applicable purchase price per share.

14.	Will I Incur any Expenses in Connection with Purchases Under the Plan?

No. We will pay any brokerage fees, service charges, or other fees incurred on any purchases under the Plan. Such payments will not be included in your per share purchase price, but will be deemed to be income for tax purposes (see Question 29). However, if you request the Plan Agent to sell your shares, you will pay brokerage commissions and sales fees.

Reports to Participants

15.	What Kind of Reports Will Be Sent To Me?

After each purchase, the stock acquired for your account will be credited as soon as practicable to your account and you will be furnished with a statement of your holdings. The statements are a cumulative record of current activity plus the cost of purchases. You should retain all statements for tax purposes. If you request a reconstruction of your Plan transactions, you must reimburse the Plan Agent for its costs in assembling such data if still available. The Plan Agent will not retain such records indefinitely.

In addition, you will receive future prospectuses for the Plan and copies of other communications sent to holders of our stock, including quarterly reports, annual reports, the notice of annual meeting, proxy statement and the information needed for reporting dividend income for federal income tax purposes.

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Dividends on Fractional Shares

16.	Will I Receive Dividends on Fractions of Shares Held in My Account?

Yes. Dividends on all whole and fractional shares will be computed to the nearest cent, credited to your account, and reinvested in additional shares in accordance with your instructions on your Enrollment Form.

Certificates for Shares

17.	Will Certificates Be Issued for Stock Purchased Under the Plan?

Stock purchased under the Plan will be registered in the name of the Plan Agent (or its nominee), and certificates for such shares will not be issued to you unless requested. Instead, the number of shares credited to your account under the Plan will be shown on your statement. This service eliminates the need to safekeep certificates against loss, theft or destruction.

Certificates for any number of whole shares credited to your account will be issued at any time upon your request. You can use the tear off portion of your account statement or write a letter of instruction that can be mailed to the Plan Agent at the address shown in the response to Question 6. Certificates for fractions of shares will not be issued. Any remaining whole and fractional shares will continue to be held in the Plan. There is no fee for this service.

When certificates are issued to you, future dividends on these shares are treated in accordance with your instructions as indicated in your most recent Enrollment Form. However, if your account is reduced to zero as a result of the withdrawal of shares and you are not reinvesting the dividends on any shares owned by you of record, you are deemed to have withdrawn from the Plan.

An institution that is required by law to maintain physical possession of certificates must make a separate request for the issuance of certificates for each semi-annual dividend.

18.	In Whose Name Will Certificates Be Registered When Issued?

Your account will be maintained in the name in which your certificates were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued at your request.

Sale, Transfer and Pledging of Shares

19.	What Happens When I Sell or Transfer All of the Shares Registered in My Name?

If you dispose of all of the common shares registered in your name, but you still have shares credited to your account under the Plan, the Plan Agent will continue to reinvest the dividends on those shares credited to your account, subject to termination of your participation (Questions 22-25).

20.	What Happens When I Sell or Transfer a Portion of the Shares Registered in My Name and Held For My Account Under the Plan?

If you are reinvesting the cash dividends on all of the common stock registered in your name and dispose of a portion of such shares, the dividends on the remaining shares registered in your name and those credited to your account will continue to be reinvested.

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If you are reinvesting the cash dividends on less than all of the common stock registered in your name and you dispose of a portion of such shares, the Plan Agent will continue to reinvest the dividends on the same number of shares as originally authorized as long as you have at least that number of shares still registered in your name. You will be sent a check for the dividends on any remaining shares registered in your name.

21.	May Shares in a Plan Account Be Pledged or Assigned?

No. If you wish to pledge stock credited to your account, you must request that certificates for such shares be issued in your name.

Terminating Participation

22.	How Do I Terminate My Participation in the Plan?

You must contact the Plan Agent in order to terminate your participation. You may either choose to write a letter of instruction or fill out the tear off portion of your account statement. You may mail your request to the address shown in the response to Question 6.

Upon termination, the Plan Agent will issue a certificate for all whole shares held in your account under the Plan and a cash payment for any fraction of a share valued at market price as determined by the Plan Agent.

23.	When May I Terminate My Participation in the Plan?

You may terminate your participation in the Plan at any time by contacting the Plan Agent. If the Plan Agent receives the request to withdraw at least three (3) business days before the record date, the dividend will be paid to you. If the Plan Agent receives the request to withdraw less than three (3) business days prior to the record date, the dividend (or designated portion thereof) received in a timely fashion may be invested for your account and the Plan Agent would then terminate your account after the purchase date.

24.	May I Terminate the Reinvestment of Dividends on Shares Held in My Name and Still Remain in the Plan?

Yes. You may terminate the reinvestment of dividends paid on shares registered in your name and leave shares previously purchased for your account in the Plan. The dividends on all shares held in the Plan will be reinvested.

25.	May the Plan Agent Terminate My Interest in the Plan?

Yes. The Plan Agent may terminate your interest in the Plan by notice in writing to you. Upon termination, the Plan Agent must follow the procedures set forth in Question 22.

Other Information

26.	How Is My Account Handled When I Die?

The Plan Agent will hold your account and reinvest cash dividends as usual until there is contact from the legal representative of your estate. The legal representative can request transfer instructions from the Plan Agent. These same procedures will be followed in the event you are adjudicated incompetent.

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27.	What Happens if MVB Issues a Stock Dividend, Declares a Stock Split, Issues Rights Certificates Pursuant To Our Rights Agreement or Has a Rights Offering?

Any whole or fractional shares issued in connection with a stock dividend or stock split by us on shares of common stock held in the Plan for your account will be credited to your account. Stock dividends or split shares issued on shares registered in your name will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan.

28.	How Will My Shares Be Voted at Meetings of Shareholders?

For each meeting of shareholders, you will receive a proxy card that will enable you to vote all whole shares registered in your name, if any, as well as all whole shares credited to your account under the Plan and, if properly signed, will be voted as marked. As in the case of nonparticipating shareholders, if your proxy is not properly marked, all of your whole and fractional shares will be voted in accordance with the recommendations of our management. If the proxy card is not returned or returned unsigned, those shares will be voted only if you or your representative votes in person at the meeting.

29.	What Are the Federal Income Tax Consequences of Participation In the Plan?

The following discussion is provided for purposes of general information only. Participants are advised to consult their own tax advisors to determine how the federal income tax laws apply to their own situations.

Reinvestment of Dividends

If the shares purchased are newly issued shares, participants will be considered to have received a dividend for federal income tax purposes equal to the fair market value as of the investment date of the shares purchased with the reinvested dividends. If the shares are purchased through market transactions, participants will be treated as having received a dividend equal to the cash dividend paid by us increased by the amount of brokerage fees and charges paid to the agent by us. Those dividend amounts will become your basis in the shares purchased, and your holding period of those shares will begin on the day following the date of purchase.

Additional Information Applicable to Reinvestment of Dividends

The dividend income received by a corporate shareholder generally is eligible for a 70 percent dividends-received deduction under current federal tax laws.

You will not realize any taxable income upon the receipt of whole shares credited to your account, either upon your request for certificates or book-entry registration for those shares or upon withdrawal from or termination of the Plan. However, if you receive, upon withdrawal from or termination of the Plan, a cash payment for a fractional share credit in your account, you will be treated as having redeemed the fractional share of stock and accordingly will recognize gain or loss for tax purposes equal to the difference between the cash payment and your tax basis of that fractional share. You will realize gain or loss upon the sale or exchange of shares after withdrawal from the Plan. The amount of that gain or loss will be the difference between the amount which you receive for each whole share and your tax basis for the shares.

The tax basis of any shares acquired through the Plan with reinvested dividends or optional cash investments generally will be equal to the amount paid for the shares. Gains or losses upon the sale of shares held for more than one year are classified as long-term, while gains or losses attributable to shares held for less than one year are classified as short-term. Generally, sales and exchanges classified as long-term are subject to a reduction in the tax rate applicable to the gain. The holding period for shares acquired through the Plan will begin on the day after the investment date.

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In the case of any participant as to whom federal income tax withholding on dividends is required, the Plan Agent will make dividend reinvestment net of the amount of tax required to be withheld.

The above is intended only as a general discussion for the current federal income tax consequences or participation in the Plan. You should consult your own tax advisors regarding the federal and state income tax consequences (including the effects of any changes in law) of your participation in the Plan.

30.	What Is the Plan Agent’s Responsibility under the Plan?

The Plan Agent, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability arising out of any of the following:

•	the failure to terminate your account upon your death
•	the price or prices at which shares are purchased for your account
•	the times when such purchases are made
•	fluctuation in market value of our common stock

If we determine not to sell that number of shares required to invest funds available for investment and in the event that the Plan Agent is unable to purchase sufficient shares in market transactions to invest all available funds, the Plan Agent and MVB shall not be accountable for the inability to make purchases at such times. The Plan Agent will promptly mail to you a check payable to your order in the amount of any unapplied funds, without interest thereon.

31.	May the Plan Be Changed Or Discontinued?

We reserve the right to amend, suspend, modify or terminate the Plan in any manner and at any time. Notice will be sent to you of any suspension, material modification or termination. The Plan Agent reserves the right to resign at any time upon reasonable notice to us in writing. We may terminate the Plan Agent at any time upon like notice. Notice of any material amendment, modification, suspension or termination will be sent to you. Upon such notice, you shall in all events have the right to withdraw from the Plan.

32.	Who Interprets and Regulates the Plan?

We reserve the right, acting in good faith, to interpret and regulate the Plan as deemed desirable or necessary in connection with the Plan’s operations.

33.	What Law Governs the Terms and Conditions of the Plan?

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The terms and conditions of the Plan and its operations are governed by the laws of the State of West Virginia, and to any federal laws regulating us or the Plan Agent.

USE OF PROCEEDS

We propose to use the proceeds from the sale of our common stock pursuant to the Plan for general corporate purposes. We will not realize any proceeds from the purchase of shares in open market transactions pursuant to the Plan.

DESCRIPTION OF COMMON STOCK

General Rights

The articles of incorporation and bylaws of MVB govern MVB’s shareholders. MVB’s shareholders have the following rights:

•	Holders of stock are entitled to one vote for each share of stock and to receive pro rata any assets distributed to shareholders upon liquidation.
•	Shareholders do not have preemptive rights.
•	Shareholders have the right under West Virginia law to dissent from certain corporate transactions and to elect dissenters’ rights.
•	The board of directors may fill a vacancy of the board occurring during the course of the year, including a vacancy created by an increase in the number of directors.

Dividends and Dividend Rights

MVB stockholders are entitled to receive dividends when and as declared by the board of directors, subject to various regulatory restrictions. Dividends by MVB are dependent on the ability of MVB Bank to pay dividends to MVB. Dividends of MVB Bank are subject to the restrictions contained in W. Va. Code § 31A-4-25. That statute provides that not less than one-tenth part of the net profits of the preceding half-year (in the case of quarterly or semi-annual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends) must be carried to a Bank’s surplus fund until the surplus fund equals the amount of its capital stock. MVB Bank has met this provision of the statute. The prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank’s net profits for that year combined with its retained net profits for the preceding two years. The statute defines “net profits” as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting all current operating expenses, actual losses and all federal and state taxes.

MVB’s future cash dividends will depend on its consolidated earnings, general economic conditions, financial condition of its subsidiaries and other factors generally affecting dividend policy.

Voting Rights

All voting rights with respect to MVB are vested in the holders of MVB’s common stock. In the election of directors, the shareholders of MVB have the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to cumulate such shares and give a candidate as many votes as the number of directors to be elected multiplied by the number of shares they own, or to distribute them on the same principle among as many candidates as they may decide. For all other purposes, each share is entitled to one vote.

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Preemptive Rights

The holders of common stock of MVB have no preemptive rights to subscribe to any additional securities which MVB may issue. If MVB should decide to issue any of its common shares in a public or private stock offering, the effect could be to dilute the percentage ownership of those shareholders before such stock offering.

Indemnification

Directors and officers of MVB or persons serving at the request of MVB as directors, officers, employees or agents of another corporation or organization (including any of its subsidiaries) are entitled to indemnification as provided in its articles of incorporation.

In general, indemnification is provided for reasonable costs and expenses, fees and reasonable payments in settlement, except in matters in which the person is adjudged to be liable for gross negligence, willful misconduct or criminal acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Antitakeover Provisions

MVB’s articles of incorporation and bylaws contain the following anti-takeover provisions.

•	Staggered Directors’ Terms. The directors of MVB are elected for staggered terms of three years with no more than one-third of the directors being elected in any one year. This provision has the effect of making it more difficult and time consuming for a shareholder who has acquired or controls a majority of MVB outstanding common stock to gain immediate control of the board of directors or otherwise disrupt MVB’s management.
•	75% Vote Required to Remove Directors. MVB’s articles of incorporation and bylaws provide that holders of at least 75% of the voting power of shares entitled to vote generally in the election of directors may remove a director, with or without cause. This provision in MVB’s articles and bylaws makes it more difficult for a third party to fill vacancies created by removal with its own nominees.
•	MVB’s Articles of Incorporation Would Contain Supermajority Provisions. The supermajority provisions in MVB’s articles of incorporation and bylaws provide that the affirmative vote of the holders of at least 75% of the outstanding shares of the voting stock of MVB would be required to amend or repeal articles of incorporation provisions dealing with the classification of the board of directors, director nominations, appointment to newly created directorships, vacancies of directors, removal of directors and business combinations by unsolicited and unapproved third parties.
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•	Amendment of Bylaws. MVB’s articles also require a two-thirds affirmative vote of the members of the board to amend the bylaws to change the principal office, change the number of directors, change the number of directors on the executive committee or make a substantial change in the duties of the chairman of the board of the directors and the president. The purpose of a supermajority requirement is to prevent a shareholder with a majority of MVB’s voting power from avoiding the requirements of the foregoing by simply repealing them.
•	Fair Price Provision. MVB’s articles of incorporation contain what is known as a “fair price provision.” The fair price provision requires the approval of at least 75% of MVB’s shares entitled to vote to approve transactions with an interested shareholder except in cases where either; (1) price criteria and procedural requirements are satisfied, or (2) a majority of MVB’s board of directors recommends the transaction to the shareholders. If the minimum price criteria and procedural requirements are met or the requisite approval of MVB’s board of directors are given, the normal requirements of West Virginia law would apply.
•	An “interested shareholder” is any person, other than MVB or any of its subsidiaries, who is, or who was within the two-year period immediately before the announcement of a proposed business combination, the beneficial owner of more than 10% of MVB’s voting power. It also includes any person who is an assignee of, or has succeeded to, any shares of voting stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by interested shareholders.
•	A “disinterested director” is any member of the board of directors of MVB who is not affiliated with an interested shareholder and who was a director of MVB prior to the time the interested shareholder became an interested shareholder. It also includes any successor to a disinterested director who is not affiliated with an interested shareholder and who was recommended by a majority of the disinterested directors then on the board.

Advantages of MVB Financial’s Antitakeover Provisions

The provisions discussed above may constitute defensive measures because they may discourage or deter a third party from attempting to acquire control of MVB. The purpose of these provisions is to discourage and to insulate MVB against hostile takeover efforts which MVB’s board of directors might determine are not in the best interests of MVB and its shareholders. We believe that these provisions are reasonable precautions to ensure that a party seeking control will discuss its proposal with management.

Disadvantages of MVB Financial’s Antitakeover Provisions

The classification of the board of directors makes it more difficult to change directors because they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the board of directors. Furthermore, because of the smaller number of directors to be elected at each annual meeting, holders of a majority of the voting stock may be in a less favorable position to elect directors through the use of cumulative voting. The supermajority provisions make it more difficult for shareholders to effect changes in the classification of directors.

The ability of the board of directors to issue additional shares of common and preferred stock also permits the board of directors to authorize issuance of the stock which may be dilutive and, in the case of preferred stock, which may affect the substantive rights of shareholders without requiring an additional shareholder vote.

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Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in a takeover attempt.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Additionally, we file annual, quarterly and current reports with the SEC. You can read and copy any document we file at the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549-5561. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

You should rely only on the information contained in this prospectus. MVB has not authorized anyone to provide prospective investors with any different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date hereof, regardless of the time of the delivery of this prospectus or any sale of these securities.

Available Information

We file reports and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy that information at the public reference room of the Commission 100 F Street, N.E., Washington, D.C. 20549-5561. You may call the Commission at 1-800-SEC-0330 for more information about the public reference room. The Commission also maintains a website that contains reports and other information regarding issuers, like us, that file electronically with the Commission (http://www.sec.gov).

Incorporation by Reference

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to documents on file with the Commission. We incorporate into this Prospectus the following documents that we have filed with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”):

•	Our Annual Report on Form 10-K filed on March 29, 2013 and our amended Annual Report on Form 10-K/A filed on April 19, 2013 for the fiscal year ended December 31, 2012.
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 filed on May 15, 2013.
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•	Our current reports on Form 8-K filed on January 4, 2013, January 4, 2013, January 22, 2013 (four reports), February 15, 2013, February 21, 2013 (three reports), February 27, 2013, March 11, 2013, March 21, 2013, April 5, 2013, April 19, 2013, May 10, 2013 (Form 8-K/A) and May 22, 2013.
•	Our definitive proxy statement filed on April 12, 2013.
•	The description of common stock contained in our Form SB-2 Registration Statement (File No. 333-142059) pertaining to our common stock filed, including any amendment or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request a copy of any or all the reports or documents that has been incorporated by reference into this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Prospectus incorporates). You may request copies by writing or telephone us at: 301 Virginia Avenue, Fairmont, West Virginia 26554-2777; telephone number (304) 363-4800. In addition, these incorporated documents are posted on and can be accessed from the Company’s Internet website at the following URL address: http://www.mvbbanking.com. The Company makes this information available on its website free of charge as soon as reasonably practicable after the Company electronically files the information with, or furnishes it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed above.

Forward-Looking Statements

Some of the statements made in the documents incorporated by reference in this Prospectus are forward-looking statements which are subject to uncertanties that could cause our actual results to differ materially from such statements. These uncertainties are described in our above-referenced Annual Report on Form 10-K and our amended Annual Report on Form 10-K/A. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any of our forward-looking statements for any reason.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon by Duane Morris LLP, Washington, D.C., counsel to MVB.

EXPERTS

S.R. Snodgrass, A.C., independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on the report of S.R. Snodgrass, A.C., given on their authority as experts in accounting and auditing.

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We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The Plan is not available to any person to whom we may not legally offer it. The date of this prospectus is ________, 2013. You should not assume that the information in this prospectus is still accurate as of any later date.

		MVB FINANCIAL CORP.

Table of Contents		Dividend Reinvestment
		and Stock Purchase
ABOUT THIS PROSPECTUS	1	Plan

MVB FINANCIAL CORP.	1	Common Stock

DESCRIPTION OF THE PLAN	2
Purpose	2
Advantages and Disadvantages	2	_____________________
Administration	3
Participation	3	PROSPECTUS
Purchases	6	_____________________
Reports to Participants	7
Dividends on Fractional Shares	7
Certificates for Shares	7
Sale, Transfer and Pledging of Shares	8
Terminating Participation	8
Other Information	9

USE OF PROCEEDS	11

DESCRIPTION OF COMMON STOCK	11
General Rights	11
Dividends and Dividend Rights	12
Voting Rights	12
Preemptive Rights	12	Dated ________, 2013
Indemnification	12
Antitakeover Provisions	13
Advantages of MVB Financial’s
Antitakeover Provisions	14
Disadvantages of MVB Financial’s
Antitakeover Provisions	14

WHERE YOU CAN FIND ADDITIONAL
INFORMATION	14
Available Information	15
Incorporation by Reference	15
Forward-Looking Statements	15

LEGAL MATTERS	16

EXPERTS	16

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Estimated fees and expenses payable by the MVB in connection with the issuance and distribution of the common stock following the effectiveness of this Registration Statement are provided below:

Registration Fee		$1,261	*
Printing Expenses		$370
Legal Fees and Expenses		$8,900
Accounting Fees and Expenses		$1,500
Miscellaneous	$
Total		$12,031

*Registration fee was paid upon filing of the Form S-3 registration statement on March 23, 2012.

Item 14. Indemnification of Directors and Officers.

ARTICLE VII

The following provisions for the regulation of the internal affairs of the corporation are contained in the Company’s articles of incorporation and bylaws:

A.          Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness or deponent) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in nature (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the written request of the corporation's Board of Directors, president or their delegate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, including but not limited to the West Virginia Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred or

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suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation; provided, further, that the corporation shall not indemnify any person for civil money penalties or other matters, to the extent such indemnification is specifically not permissible pursuant to federal or state statute or regulation, or order or rule of a regulatory agency of the federal or state government with authority to enter, make or promulgate such order or rule. Such right shall include the right to be paid by the corporation expenses, including, without limitation, attorneys’ fees and disbursements, incurred in defending or participating in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, or that such person did have reasonable cause to believe that his conduct was unlawful.

B.          Right of Claimant to Bring Suit. If a claim under this Article is not paid in full by the corporation within thirty days after a written claim therefor has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending or participating in any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the applicable law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or reimbursement of the claimant is permitted in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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C.          Contractual Rights: Applicability. The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

D.          Requested Service. Any director or officer of the corporation serving, in any capacity, (i) another corporation of which five percent (5%) or more of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to herein shall be deemed to be doing so at the request of the corporation.

E.          Non-Exclusivity of Rights. The rights conferred on any person hereunder shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

F.          Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under West Virginia law.

G.          Limitation of Liability. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exception from liability or limitation thereof is not permitted by the West Virginia Business Corporation Act or the laws of the United States or the State of West Virginia, as the same may exist or are hereafter amended. Any repeal or modification of the foregoing provision by the stockholders of the corporation shall not adversely affect any right of protection of a director of the corporation existing at the time of such repeal or modification.

MVB is a West Virginia corporation subject to the applicable indemnification provisions of the Business Corporation Act of West Virginia.

The foregoing indemnity provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MVB pursuant to the foregoing provisions, or otherwise, MVB has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MVB of expenses incurred or paid by a director, officer or controlling person of MVB in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MVB will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Stock.

(1) During 2011 the Company issued 393,305 shares in a private placement to accredited investors and raised approximately $8.3 million. The Company used the proceeds from this offering for general corporate purposes. The Company relied upon the exemption provided by Section 4(a)(2) under the Securities Act regarding this transaction.

(2) On September 8, 2011 MVB received $8.5 million in Small Business Lending Fund (SBLF) capital. MVB issued to the U.S. Treasury 8,500 shares of $1,000 per share preferred stock with dividends payable in arrears on January 1, April 1, July 1 and October 1 each year. The Company relied upon the exemption provided by Section 4(a)(2) under the Securities Act regarding this transaction.

(3) On December 20, 2012, the Company acquired Potomac Mortgage Group, LLC (PMG), a mortgage loan company based in Northern Virginia. Under terms of the agreement, the Company acquired PMG for a total purchase price of $19 million, $17 million in cash and $2 million in MVB common stock. As a result of the acquisition, the Company issued 83,333 common shares to the majority owner of PMG. PMG is now a wholly owned subsidiary of MVB Bank, Inc. The Company relied upon the exemption provided by Section 4(a)(2) under the Securities Act regarding this transaction.

(4) In April 2013, the Company completed its sale of 1,132,527 common shares to accredited investors and raised approximately $27.1 million. The proceeds of this offering were used to support the acquisition of Potomac Mortgage Group, LLC as well as continued growth of the Company. The Company relied upon the exemption provided by Section 4(a)(2) under the Securities Act regarding this transaction.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17. Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) immediately preceding do not apply if the registration statement is on Form S-3 or Form S-8, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest Annual Report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairmont, state of West Virginia, on May 22, 2013.

MVB Financial Corp.
(Registrant)

By:	/s/ Larry F. Mazza
Larry F. Mazza
(Principal Executive Officer)

By:	/s/ Eric L. Tichenor
Eric L. Tichenor
(Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Larry F. Mazza	President and Chief Executive
Larry F. Mazza	Officer and Director	May 22, 2013

* /s/ Stephen R. Brooks	Director	May 22, 2013
Stephen R. Brooks

* /s/ Dr. Joseph P. Cincinnati	Director	May 22, 2013
Dr. Joseph P. Cincinnati

* /s/ Berniece D. Collis	Director	May 22, 2013
Berniece D. Collis

/s/ H. Edward Dean, III	Director	May 22, 2013
H. Edward Dean, III

* /s/ James R. Martin	Director	May 22, 2013
James R. Martin

* /s/ Barbara A. McKinney	Director	May 22, 2013
Barbara A. McKinney

* /s/ Dr. Saad Mossallati	Director	May 22, 2013
Dr. Saad Mossallati

* /s/ Dr. Kelly R. Nelson	Director	May 22, 2013
Dr. Kelly R. Nelson

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* /s/ Leonard W. Nossokoff	Director	May 22, 2013
Leonard W. Nossokoff

* /s/ J. Christopher Pallotta	Director	May 22, 2013
J. Christopher Pallotta

* /s/ Nitesh S. Patel	Director	May 22, 2013
Nitesh S. Patel

* /s/ Louis W. Spatafore	Director	May 22, 2013
Louis W. Spatafore

* /s/ Richard L. Toothman	Director	May 22 2013
Richard L. Toothman

* /s/ Dr. Michael F. Trent	Director	May 22, 2013
Dr. Michael F. Trent

* /s/ Roger J. Turner	Director	May 22, 2013
Roger J. Turner

* /s/ Samuel J. Warash	Director	May 22, 2013
Samuel J. Warash

/s/ Larry F. Mazza	Director	May 22, 2013
* By Larry F. Mazza,
Attorney in Fact
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EXHIBIT INDEX

Exhibit
Number	Description	Exhibit Location

3.1	Articles of Incorporation	Form SB-2 Registration Statement, Registration No. 333-120931, filed December 1, 2004, and incorporated by reference herein.
3.2	Amendment to Articles of Incorporation, dated July 24, 2004	Form SB-2 Registration Statement, Registration No. 333-120931, filed December 1, 2004, and incorporated by reference herein.
3.3	Amendment to Articles of Incorporation, dated May 26, 2005	Filed herewith
3.4	Amendment to Articles of Incorporation, dated September 6, 2011	Form 8-K, filed September 12, 2011 and incorporated by reference herein.
3.	5	Amendment to Articles of Incorporation, dated May 22, 2013	Form 8-K filed May 22, 2013 and incorporated by reference herein.
3.5	Bylaws	Form 8-K, filed March 21, 2013, and incorporated by reference herein.
5	Opinion of Duane Morris LLP as to the legality of the securities being registered	Filed herewith.
14	Code of Ethics	Form 10-K for the year ended December 31, 2009, and incorporated by reference herein.
21	Subsidiaries of Registrant	Filed herewith.
23	Consent of Independent Registered Public Accounting Firm	Filed herewith.
23.2	Consent of Duane Morris LLP (contained in their opinion filed as Exhibit 5)
24	Power of Attorney	Filed herewith.
99.1	Dividend Reinvestment and Stock Purchase Plan	Filed herein as a part of the prospectus under the heading “Description of the Plan.”
99.2	Enrollment Form	Filed herewith.

II-13